Exhibit 10.3.2

C/O Fabrinet Pte., Ltd.

No. 7 Temasek Boulevard

#20-03 Suntec City Tower One

Singapore 038987

December 29, 2008

Mr. David T. Mitchell

Re:	Amendment to the employment agreement dated January 1, 2000

Dear Tom,

Effective today, Fabrinet (Cayman) (“Fabrinet” or the “Company”) modifies the provision of employment regarding severance, to comply with Internal Revenue Code section 409A, by deleting the last sentence of Section 5b.(2) in your employment agreement in its entirety, and replacing it with the following provision:

“In the event Employer terminates Employee’s employment without cause, pursuant to this Section 5b.(2), Employee shall receive from Employer a lump sum payment of severance payable within ten (10) business days from the date of his termination of employment equal to (i) two (2) years of his then present base salary, (ii) any accrued salary, (iii) any earned bonus as of the date of his termination from employment, and (iv) any reimbursement of expenses due.”

Fabrinet further modifies the provision of employment regarding severance to comply with Internal Revenue Code section 409A, by deleting the last sentence of Section 5c. in your employment agreement in its entirety, and replacing it with the following provisions:

“Should Employee terminate his employment with Employer pursuant to this Section 5c., Employee shall receive from Employer a lump sum payment of severance payable within ten (10) business days from the date of his termination of employment equal to (i) two (2) years of his then present base salary, (ii) any accrued salary, (iii) any earned bonus as of the date of his termination from employment, and (iv) any reimbursement of expenses due.

For purposes of the above paragraph, “change in control” means the occurrence of any of the following events:

(i) A change in the ownership of the Company, which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total fair market value or the total voting power of the stock of the Company. For purposes of this clause (i), if any Person is considered to own more than 50% of the Company’s total fair market value or total voting power, the acquisition of additional stock of the Company by the same Person will not be considered a change in control; or

(ii) A change in the effective control of the Company which occurs (a) on the date any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company, or (b) on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a change in control; or

(iii) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this clause (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of the above paragraphs, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction shall not be deemed a change in control unless the transaction qualifies as a change in control event within the meaning of Section 409A of the Code, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further, and for the avoidance of doubt, a transaction shall not constitute a change in control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that shall be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.”

Fabrinet further modifies the provision of employment regarding severance to comply with Internal Revenue Code section 409A, by amending Section 5d. in your employment agreement to include the following provisions:

“(4) Notwithstanding anything to the contrary in this Agreement, no Deferred Compensation Separation Benefits (as defined below) will be considered due or payable until the Employee has incurred a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder (together, “Section 409A”).

(5) In addition, if Fabrinet lists its securities on a stock exchange and becomes a public company prior to Employee’s involuntary termination of employment, and at the time of such termination it is determined that Employee is a “specified employee” within the meaning of Section 409A, the severance payable to Employee, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) that are payable within the first six (6) months following Employee’s termination of employment, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Employee’s termination of employment. Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of this paragraph. In addition, any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section

Fabrinet C/O Fabrinet Pte., Ltd. No. 7 Temasek Boulevard #20-03 Suntec City Tower One Singapore 038987	page - 2 -	Fabrinet Co., Ltd. (Thailand) 294 Moo 8, Vibhavadi Rangsit Rd. Kookot, Lumlookka Pathumthanee, Thailand 12130 ph: 662-998-9955 fax: 662-998-9957

1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the specified limit in Section 1.409A-1(b)(9)(iii)(A) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of this paragraph. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The parties to this Agreement agree to work together in good faith to consider amendments to this Agreement, if required, and to take such reasonable actions, which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A.”

All other terms and conditions of your employment will remain the same as documented in your employment agreement dated January 1, 2000 and subsequent changes in salary, stock options, responsibilities and other allowances.

Sincerely,

/s/ Mark J. Schwartz

Mark J. Schwartz

CFO & Corporate Secretary

Fabrinet

Fabrinet C/O Fabrinet Pte., Ltd. No. 7 Temasek Boulevard #20-03 Suntec City Tower One Singapore 038987	page - 3 -	Fabrinet Co., Ltd. (Thailand) 294 Moo 8, Vibhavadi Rangsit Rd. Kookot, Lumlookka Pathumthanee, Thailand 12130 ph: 662-998-9955 fax: 662-998-9957